Exhibit 99.(m)(3)

Schedule A

FUNDS

Arizona Municipal Money-Market

Minnesota Municipal Money-Market

Louisiana Municipal Money-Market

Schedule B

Class	Distribution (12b-1 Fee) (%)
R	0.25
Investor Class II	0.25